Exhibit (d)(3)
CONFIDENTIALITY, NON-DISCLOSURE AND EXCLUSIVE NEGOTIATION AGREEMENT
     This Agreement (the “Agreement”) is made as of December 10, 2009, between L. B. Foster Company, located at 415 Holiday Drive, Pittsburgh, Pennsylvania 15220 (“Buyer”), and Portec Rail Products, Inc., located at 900 Old Freeport Road, Pittsburgh, Pennsylvania 15238 (“Seller”).
     1. Background; Certain Definitions. Buyer wishes to obtain and Seller wishes to provide Buyer with certain non-public information regarding Seller in connection with Buyer’s consideration of a possible purchase by Buyer (the “Transaction”) of all of the outstanding capital stock of Seller. In addition, in the course of negotiations Seller might be provided by Buyer with certain non-public information regarding Buyer. As a condition to the furnishing of such information, Buyer and Seller are requiring that each other agree, as set forth herein, to treat confidentially such information and any other information (collectively, the “Evaluation Material”) furnished or made available in any form including, without limitation, in writing, verbally or electronically before, on or after the date hereof by or on behalf of either party to the other party, its directors, officers, employees, agents, advisors, bank or institutional lenders, affiliates or representatives (all of the foregoing collectively referred to as the “Representatives”). The term “Evaluation Material” shall also include all notes, analyses, compilations, studies, summaries, memoranda, interpretations, extracts or other documents prepared by or on behalf of the receiving party or its Representatives which contain, reflect or are based upon, in whole or in part, other Evaluation Material disclosed by the disclosing party. Evaluation Material does not include information which the receiving party or its Representatives can demonstrate (i) is or becomes generally available to the public other than as a result of a disclosure by the receiving party or its Representatives in breach of this Agreement, (ii) is independently developed by the receiving party or its Representatives without the use or knowledge of information provided by or on behalf of the disclosing party, or (iii) becomes available to the receiving party or its Representatives on a non-confidential basis from a source other than the disclosing party, provided that such source is not bound by a confidentiality or other agreement restricting disclosure or use of such information. The term “person” as used in this Agreement shall be broadly interpreted to include, without limitation, any individual, governmental or regulatory authority, corporation, company, group, partnership or other entity.
     2. Certain Disclosure and Use Restrictions. Unless otherwise agreed to in writing by Buyer or Seller, as applicable, the receiving party agrees (i) to keep all Evaluation Material confidential and not to disclose or reveal any Evaluation Material to any person other than its Representatives directly participating in the evaluation of a possible Transaction and who need to know the Evaluation Material for the purpose of evaluating the same and who agree in writing to be bound by the terms hereof, (ii) to cause the receiving party’s Representatives to observe the terms of this Agreement applicable to the receiving party and/or its Representatives, and (iii) not to use, or allow its Representatives to use, the Evaluation Material for any purpose other than the evaluation of a possible Transaction. The receiving party acknowledges that it is responsible for any breach of the terms of this Agreement by the receiving party or the receiving party’s Representatives.
     3. Property Rights. All Evaluation Material disclosed by or on behalf of the disclosing party shall remain the property of the disclosing party. No licenses or rights under any patent, copyright, trademark, trade name, trade secret or other intellectual property are granted or to be implied by reason of this Agreement.
     4. No Disclosure of Discussions. Without the prior written consent of the other party, neither party nor its Representatives will disclose to any person (i) the fact that the Evaluation Material has been made available, (ii) the fact that any discussions or negotiations are taking place concerning a possible Transaction, or (iii) any of the terms, conditions or other facts with respect to any possible Transaction, including the status thereof; provided, however, that either party may disclose the foregoing to the extent it is required to do so under the federal securities laws.
     5. Certain Permitted Disclosures of Evaluation Material. In the event that a receiving party or its Representatives are required by oral questions, interrogatories, requests for information or documents in a legal proceeding or investigation by any governmental or regulatory authority, subpoena, civil investigative demand or other similar process or required by the applicable rules of any relevant stock exchange or other relevant governmental or regulatory authority to disclose any of the Evaluation Material, such receiving party or its Representatives shall provide the other party hereto with prompt written notice of any such requirement in order that the other party hereto may challenge such requirement or seek a protective order or other appropriate remedy (in which efforts the receiving party and its Representatives shall cooperate) and/or waive compliance with the provisions of this Agreement. If, in the absence of a protective order or other remedy or the receipt of a waiver by the disclosing party, the receiving party or its Representatives are nonetheless, in the reasonable opinion of reputable counsel, required to disclose Evaluation Material, the receiving party or its Representatives may disclose only that portion of the Evaluation Material which is legally required to be disclosed; provided that the receiving party and its Representatives attempt to preserve the confidentiality of the Evaluation Material, including, without limitation, by cooperating with the disclosing party, to obtain an appropriate protective order or other reliable assurance that confidential treatment will be accorded the Evaluation Material.
     6. Return or Destruction of Evaluation Material. If either party determines that it does not wish to proceed with a possible Transaction, such party will promptly advise the other party of that decision. In that case, or in the event that the disclosing party at any time so requests, the receiving party will promptly deliver to the disclosing party or, at the disclosing party’s election, destroy all of the Evaluation Material, including all copies thereof (except for that portion of the Evaluation Material that may be found in analyses, compilations, forecasts, studies or other documents prepared by the receiving party or its Representatives), that is in the receiving party’s possession or in the possession of any of the receiving party’s Representatives, and will promptly confirm such destruction in writing. Notwithstanding the return or destruction of the Evaluation Material, the receiving party and its Representatives will continue to be bound by its and their obligations hereunder.
     7. No Liability. Each party acknowledges that neither party hereto nor any of their respective Representatives makes any express or implied representation or warranty as to the accuracy or completeness of the Evaluation Material. Neither party hereto nor its Representatives shall have any liability to the other party, any of such other party’s Representatives or any other person relating to or arising from the provision by such party or use by the other party of the Evaluation Material supplied by such party or for any errors therein or omissions therefrom and the receiving party assumes full responsibility for all conclusions such receiving party and/or its Representatives derive from the disclosing party’s Evaluation Material. A receiving party shall be entitled to rely solely on the representations and warranties, if any, made to a receiving party by the disclosing party in any definitive written agreement with respect to a Transaction.
     8. Insider Trading. Each party acknowledges that it is aware, and will advise each of its Representatives who are informed as to the matters which are the subject of this Agreement, that the United States securities laws restrict persons with material non-public information about a company obtained directly or indirectly from that company from purchasing or selling securities of such company, or from communicating such information to any other person under circumstances in which it is reasonably foreseeable that such person is likely to purchase or sell such securities.
     9. Exclusive Negotiations. From and after the date of this Agreement through the earlier of (a) the date, if any, on which Buyer delivers to Seller a written notice that Buyer has terminated its interest regarding a Transaction or (b) January 31, 2010 (the “Exclusivity Period”), Seller will exclusively negotiate with Buyer regarding a Transaction and Seller will not (directly or indirectly or through any of Seller’s Representatives) take any action to (i) initiate, solicit or encourage, or take any action intended to facilitate, any inquiry or discussion for, or negotiate or accept, any offer or proposal for, (ii) continue, propose to negotiate with or hold discussions with respect to or (iii) enter into any agreement or understanding (whether or not binding) providing for, an acquisition of any of the capital stock or other voting securities, or any security that is convertible into the capital stock or other voting securities, all or any portion of the assets, or all of any portion of the business, of Seller, or any merger, consolidation, financing, reorganization or other business combination involving Seller (in each case, other than the Transaction or in the usual and ordinary course of Seller’s business), or any other similar transaction relating to Seller (each, a “Potential Alternative Transaction”). Nor shall any of such persons or entities provide any information to or assist any person (other than Buyer and its Representatives) for the purpose of evaluating or determining whether to make or pursue any inquiry or proposal with respect to any Potential Alternative Transaction. Seller will immediately advise Buyer of, and communicate to Buyer the terms of, any such bona fide inquiry or proposal (which information shall include the identity of any person making such proposal) that any such person or entity may receive or of which any of them may become aware. Seller will notify Buyer as promptly as practicable but in any event within twenty-four (24) hours after receipt by Seller (or any of its Representatives), at any time on or prior to the date of expiration of the Exclusivity Period, of any unsolicited proposal for, or inquiry respecting, any Potential Alternative Transaction or any request for nonpublic information in connection with such a proposal or inquiry, or for access to the properties, books or records of Seller by any person, or entity that informs Seller that it is considering making, or has made, such a proposal or inquiry.
     10. Procedures. Unless and until a definitive written agreement with respect to a Transaction is entered into, neither Buyer nor Seller will be under any legal obligation of any kind whatsoever with respect to a Transaction except for the matters specifically agreed to in this Agreement. Seller acknowledges and understands that Buyer may, in its sole discretion, terminate its interest regarding a Transaction at any time by delivering written notice thereof to Seller. In addition, each party shall bear its own costs and expenses incurred, including without limitation, legal, accounting and investment or other advisory fees and expenses, in connection with the review of Evaluation Material or a possible Transaction whether or not the parties enter into a definitive written agreement for a Transaction.
     11. No Unsolicited Transaction.
     Buyer acknowledges that the Evaluation Material is being furnished by Seller in consideration of Buyer’s agreement that for a period of twelve (12) months, it will not propose to the Seller or any other person any transaction between Buyer and Seller and/or its securities holders or involving any of its securities or securities holders regarding an acquisition, directly or indirectly, of control of Seller or a majority of Seller’s securities, businesses or assets unless the Seller shall have requested in writing that Buyer make such a proposal, and that Buyer will not acquire, or assist, advise or encourage any other persons in acquiring, directly or indirectly, control of a majority of Seller or substantially all of the Seller’s securities, businesses or assets for a period of twelve (12) months from the date of this Agreement unless the Seller shall have consented in advance in writing to such acquisition. Notwithstanding the foregoing, in the event that either (i) a third party not affiliated with Buyer nor acting in concert with Buyer commences a tender offer to buy a majority or more of Seller’s common stock or (ii) Seller enters into any agreement to be acquired by a third party or under which a majority of Seller’s assets will be sold to a third party, Buyer shall no longer be bound by the provisions of this Section.
     12. No Solicitation of Employees.
     Each party agrees that, without the prior written consent of the other party, for a period of one (1) year from the date hereof such party will not, directly or indirectly, (i) solicit any person or employee whom such party knows or has a reasonable basis to know is an employee of the other party; or (ii) solicit for employment or employ any person employed by the other party with whom such party had contact or who became known to such party during Buyer’s evaluation of the Seller; provided, however, that general advertisements and other similar broad forms of solicitation shall not constitute direct or indirect solicitation hereunder and such party shall not be prohibited from employing any individual who responds to any such general advertisement.
     13. Certain Property.
     Buyer acknowledges Seller’s statement that Seller is unwilling to enter into a definitive agreement for a Transaction which contains any condition precedent to closing or provides any right of termination to Buyer in connection with Seller’s former Troy, New York property (including any litigation or other government action related to the former Troy, New York property). Buyer also acknowledges that Buyer is aware that Buyer may become liable for all liabilities of Seller associated with Seller’s former Troy, New York property if a Transaction were entered into and closed and Seller becomes a wholly-owned subsidiary of Buyer. Buyer agrees that it will first complete its due diligence review of the former Troy, New York property and agrees that Seller has no obligation to supply Evaluation Material regarding other aspects of Seller and its business until Buyer has completed such review. Upon completion of such review, Buyer agrees to send a letter to Seller stating that it has completed such review. Upon receipt of this letter Seller shall have the right to terminate Buyer’s exclusivity under Section 9 and not to supply any further Evaluation Material to Buyer unless such letter also contains a statement to the following effect: If Buyer, in its sole discretion following completion of all due diligence, decides to proceed with a Transaction and if Seller has provided Buyer with access to all material information regarding Seller’s former Troy, New York property (including any litigation or other government action related to the former Troy, New York property) in Seller’s possession or of which Seller has knowledge, then Buyer will not include in a definitive acquisition agreement for a Transaction any condition precedent to closing or any right of termination of Buyer in connection with Seller’s former Troy, New York property (including any litigation or other government action related to the former Troy, New York property) other than a representation regarding the accuracy and completeness to the best of Seller’s knowledge of the information furnished to Buyer by Seller regarding such property.
     14. Remedies.
          (a) Without prejudice to the rights and remedies otherwise available, the parties hereto shall be entitled to (i) equitable relief, including by way of injunction or specific performance, without requirement of posting a bond, and (ii) recovery of its costs and expenses including, but not limited to, court costs and attorney’s fees, if the other party hereto or any of its Representatives breaches or threatens to breach any of the provisions of this Agreement.
          (b) With regard to the provisions of Sections 9, 11 and 12 hereof, the parties agree that irreparable damage will occur in the event that the provisions of Sections 9, 11 and 12 are not performed in accordance with their specific terms or are otherwise breached. It is accordingly agreed (i) by Seller that Buyer shall be entitled to specifically enforce and obtain an injunction or injunctions to prevent breaches of the provisions of Section 9 and that Seller will not oppose the granting of such relief to Buyer and (ii) by each party that the other party shall be entitled to specifically enforce and obtain an injunction or injunctions to prevent breaches of Sections 11 and 12 and that such party will not oppose the granting of such relief to the other party. The parties further agree to and consent to the jurisdiction and venue of any court situated in Allegheny County, Pennsylvania and agree to bring any action regarding this Agreement therein.
     15. No Waiver. It is further understood and agreed that no failure or delay by a party in exercising any right, power or privilege hereunder shall operate as a wavier thereof nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any right, power or privilege hereunder.
     16. Governing Law. This Agreement shall be governed by, and construed in accordance with, the laws of the Commonwealth of Pennsylvania, regardless of any conflict-of-laws principles.
     17. Counterparts. This Agreement may be executed and delivered (including by facsimile transmission) by each party in a separate counterpart, each of which when so executed and delivered being deemed to be an original copy of the same Agreement.
     18. Entire Agreement. This Agreement contains the entire agreement between the parties concerning the subject matter hereof and supersedes all prior agreements regarding the same subject matter. No modifications of this Agreement or waiver of the terms and conditions hereof shall be binding, unless in a writing by the parties.
     19. Enforceability. If any provision of this Agreement is held by a court of competent jurisdiction to be unenforceable for any reason, it shall be adjusted rather than voided, if possible, in order to achieve the intent of the parties to the extent possible. In any event, all other provisions of this Agreement shall be deemed valid and enforceable to the extent possible.
     20. Headings. The headings used in this Agreement are for convenience of reference only and shall not in any way affect the meaning or interpretation of this Agreement.
     21. Assignment. Neither party may assign its rights under this Agreement in whole or in part without the prior written consent of the other party.
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     IN WITNESS WHEREOF, the parties have caused this Agreement to be executed as of the date first above written by their respective representatives, each thereunto duly authorized.

PORTEC RAIL PRODUCTS, INC.		L. B. FOSTER COMPANY

By:	/s/ Marshall T. Reynolds	By:	/s/ Stan L. Hasselbusch

Name:	Marshall T. Reynolds	Name: Stan L. Hasselbusch

Title:	Chairman	Title: President & CEO

AMENDMENT
     The Confidentiality, Non- Disclosure and Exclusive Negotiation Agreement dated on or about December 10, 2009 (the “Agreement”), between L. B. Foster Company (“Buyer”) and Portec Rail Products, Inc. (“Seller”), is hereby amended, effective January 15, 2010, as follows:
Section 9(b) of the Agreement is hereby amended by deleting the term “January 31, 2010” and inserting in lieu thereof the term “February 7, 2010”.
Except as hereby amended, all of the provisions of the Agreement shall remain in full force and effect.
     IN WITNESS WHEREOF, the parties have caused this Agreement to be executed as of the date first above written by their respective representatives, each thereunto duly authorized.

PORTEC RAIL PRODUCTS, INC.		L. B. FOSTER COMPANY

By:	/s/ Marshall T. Reynolds	By:	/s/ Stan L. Hasselbusch

Name:	Marshall T. Reynolds	Name: Stan L. Hasselbusch

Title: Chairman		Title: President & CEO

SECOND AMENDMENT
     The Confidentiality, Non-Disclosure and Exclusive Negotiation Agreement dated on or about December 10, 2009, as amended effective January 15, 2010 (the “Agreement”), between L. B. Foster Company (“Buyer”) and Portec Rail Products, Inc. (“Seller”), is hereby further amended, effective February 7, 2010, as follows:
Section 9(b) of the Agreement is hereby amended by deleting the words “February 7, 2010” and inserting in lieu thereof the words “February 15, 2010”.
Except as hereby amended, all of the provisions of the Agreement shall remain in full force and effect.
     IN WITNESS WHEREOF, the parties have caused this Agreement to be executed as of the date first above written by their respective representatives, each thereunto duly authorized.

PORTEC RAIL PRODUCTS, INC.		L. B. FOSTER COMPANY

By:	/s/ Marshall T. Reynolds	By:	/s/ Stan L. Hasselbusch

Name: Marshall T. Reynolds		Name: Stan L. Hasselbusch

Title: Chairman		Title: President & CEO